Attorneys at Law 1001 W. Fourth Street Winston-Salem, NC 27101 Phone: 336.607.7300 Fax: 336.607.7500

June 11, 2009

Congressional Effect Family of Funds
420 Lexington Avenue
Suite 601
New York, NY  10170

Ladies and Gentlemen:

We have served as counsel for the Congressional Effect Family of Funds, a Delaware statutory trust (the “Trust”), which is an investment company under the Investment Company Act of 1940, as amended (File No. 811-22164) with an indefinite number of shares of the Trust registered for offer and sale under the Securities Act of 1933, as amended (File No. 333-148558). You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the acquisition by the Congressional Effect Fund, a series of the Trust, of the assets and liabilities of the Free Enterprise Action Fund, a series of the Northern Lights Fund Trust, which have been registered on a Form N-14 Registration Statement (the "Registration Statement") filed by the Trust with the U.S. Securities and Exchange Commission.

           We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Trust and to the authorization and issuance of shares of the Trust, par value $.001 (which shares may be divided into one or more series including, without limitation, the Congressional Effect Fund) (the “Shares”), as we have deemed necessary and advisable.  The opinion set forth herein is limited to matters governed by the Delaware Statutory Trust Act and related judicial interpretations thereof, and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction.

In rendering this opinion, we have reviewed and relied upon a copy of the Trust's Certificate of Trust, the Trust's Declaration of Trust, the Trust’s By-Laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates and oral representations of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we have deemed necessary and advisable.  In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective, the Shares, if issued in accordance with the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion is intended only for your use in connection with the offering of the Shares pursuant to the Registration Statement and may not be relied upon by any person other than you and the shareholders of the Congressional Effect Fund.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm and the opinion set forth herein in the Prospectus included in the Registration Statement.

Sincerely,

KILPATRICK STOCKTON LLP

By:  /s/ Jeffrey Skinner
       Jeffrey Skinner, a Partner